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                                                                  EXHIBIT (9)(d)

                  ADDENDUM NO. 1 TO TRANSFER AGENCY AGREEMENT

         This Addendum, dated as of the 1st day of November, 1990, is entered into between TRUST FOR FEDERAL SECURITIES (the "Company"), a Pennsylvania business trust, and PROVIDENT FINANCIAL PROCESSING CORPORATION ("PFPC"), a Delaware corporation which is an indirect, wholly owned subsidiary of PNC Financial Corp.

         WHEREAS, the Company and PFPC have entered into a Transfer Agreement dated June 1, 1989, (the "Transfer Agency Agreement"), pursuant to which the Company appointed PFPC to act as transfer agent, registrar and dividend disbursing agent (the "Transfer Agent") to the Company for its FedFund portfolio, its T-Fund portfolio, its Treasury Trust Fund portfolio, its Short Government Fund portfolio, its Intermediate Government Fund portfolio and its Long Government Fund portfolio (each a "Fund");

         WHEREAS, Paragraph 1 of the Transfer Agency Agreement provides that in the event the Company establishes one or more additional Funds with respect to which it desires to retain PFPC to act as the Transfer Agent under the Transfer Agency Agreement, the Company shall so notify PFPC in writing and if PFPC is willing to render such services it shall notify the Company in writing, and the compensation to be paid to PFPC shall be that which is agreed to in writing by the Company and PFPC; and

         WHEREAS, pursuant to Paragraph 1 of the Transfer Agency Agreement, the Company has notified PFPC that it has established the Federal Trust Fund portfolio ("Federal Trust Fund") and that it desires to retain PFPC to act as the Transfer Agent therefor, and PFPC has notified the Company that it is willing to serve as Transfer Agent for Federal Trust Fund.

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Company hereby appoints PFPC to act as Transfer Agent to the Company for Federal Trust Fund for the period and on the terms set forth in the Transfer Agency Agreement. PFPC hereby accepts such appointment and agrees to render the services set forth in the Transfer Agency Agreement, for the compensation agreed to in writing by the Company and PFPC pursuant to Paragraph 16 of the Transfer Agency Agreement.

         2. Capitalized Terms. From and after the date hereof, the term "Fund" as used in the Transfer Agency Agreement shall be deemed to include Federal Trust Fund.


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Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Transfer Agency Agreement.

         3. Miscellaneous. Except to the extent supplemented hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                                    TRUST FOR FEDERAL SECURITIES

                                                    By: /s/  Edward J. Roach
                                                        ------------------------
                                                        Title: Vice President

                                                    PROVIDENT FINANCIAL
                                                    PROCESSING CORPORATION

                                                    By: /s/  Marie S. Gipple
                                                        ------------------------
                                                        Title: Vice President


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